NEWS RELEASE

Contacts:

Erika Winkels	Ryan Weispfenning
Public Relations	Investor Relations
+1-763-526-8478	+1-763-505-4626

FOR IMMEDIATE RELEASE

Medtronic reports second quarter
fiscal 2023 financial results

Earnings delivered despite slower market procedure volume and supply recovery; Growth driven by TAVR, Pacing, U.S. Core Spine, and International Diabetes

DUBLIN – Nov. 22, 2022 – Medtronic plc (NYSE:MDT) today announced financial results for its second quarter of fiscal year 2023, which ended October 28, 2022.

Key Highlights
•Revenue of $7.6 billion decreased 3% as reported and increased 2% organic
•GAAP diluted EPS of $0.32 decreased 67%; non-GAAP diluted EPS of $1.30 decreased 2%
•Company updates guidance; expects organic revenue to accelerate in second half

The company reported worldwide revenue of $7.585 billion, a decrease of 3% as reported and an increase of 2% on an organic basis. The organic comparison excludes a $457 million negative impact from foreign currency translation and a $25 million contribution from the company’s fiscal first quarter acquisition of Intersect ENT, which is reported in the Specialty Therapies division in the Neuroscience Portfolio. Unless otherwise stated, all revenue growth rates in this press release are on an organic basis, which excludes the impact of foreign currency translation and revenue from the Intersect ENT acquisition.

The company’s second quarter organic revenue results reflect slower supply recovery or lower than anticipated underlying market procedure volumes in certain businesses and the pricing impact of volume-based procurement in China. These challenges were partially offset by strength in certain product lines, including Transcatheter Aortic Valves (TAVR), Cardiac Pacing, Core Spine in the United States, and Diabetes in International.

As reported, second quarter GAAP net income and diluted earnings per share (EPS) were $427 million and $0.32, respectively, both decreases of 67%. As detailed in the financial schedules included at the end of this release, second quarter non-GAAP net income and non-GAAP diluted EPS were $1.725 billion and $1.30, respectively, decreases of 4% and 2%, respectively. Included in the company’s GAAP earnings is a $764 million income tax reserve adjustment that was a direct result of the previously disclosed U.S. Tax Court opinion issued in the fiscal second quarter. The company’s earnings decline also reflects the continued macroeconomic impact of inflation on materials, direct labor, freight, and utilities.

Second quarter U.S. revenue of $4.069 billion represented 54% of company revenue and increased 2% as reported and 1% organic. Non-U.S. developed market revenue of $2.157 billion represented 28% of company revenue and decreased 13% as reported and increased 3% organic. Emerging Markets revenue of $1.359 billion represented 18% of company revenue and decreased 1% as reported and increased 4% organic.

“Slower than predicted procedure and supply recovery drove revenue below our expectations this quarter. We continue to take decisive actions to improve the overall performance of the company, including streamlining our organizational structure, strengthening our supply chain, driving a performance culture, and strategically allocating capital to support our best growth opportunities with the investments they deserve,” said Geoff Martha, Medtronic chairman and chief executive officer. “We’re seeing the benefit of these changes – along with new incentives and strong execution – in certain businesses, and we’re focused on ensuring these efforts translate into improved performance across the company. Looking ahead, we’re confident we have a clear path to delivering durable growth and increased shareholder value.”

Cardiovascular Portfolio
The Cardiovascular Portfolio includes the Cardiac Rhythm & Heart Failure (CRHF), Structural Heart & Aortic (SHA), and Coronary & Peripheral Vascular (CPV) divisions. Cardiovascular revenue of $2.773 billion decreased 2% as reported and increased 4% organic, with all three divisions returning to growth this quarter, including a high-single digit increase in SHA and low-single digit increases in CRHF and CPV, all on an organic basis.

•Cardiac Rhythm & Heart Failure revenue of $1.431 billion decreased 3% as reported and increased 3% organic. Cardiac Rhythm Management revenue increased mid-single digits, with mid-single digit growth in Cardiac Pacing Therapies driven by high-teens growth in Leadless Pacemakers from continued global adoption of Micra™ transcatheter pacing systems. Cardiovascular Diagnostics revenue increased low-single digits, as procedures remain under pressure market-wide. Cardiac Ablation Solutions revenue increased low-single digits, including low-double digit growth in the United States on the continued adoption of its Arctic Front™ cryoablation catheters. The company completed its acquisition of Affera in the second quarter, expanding its cardiac ablation portfolio to include technology under development, including its first-ever cardiac mapping and navigation platform that encompasses a differentiated, fully integrated diagnostic, focal pulsed field, and radiofrequency ablation solution.

•Structural Heart & Aortic revenue of $757 million increased 1% as reported and 8% organic. Structural Heart increased low-double digits, including mid-teens growth in transcatheter aortic valves (TAVR). Aortic increased mid-single digits with high-single digit growth in thoracic stent graft systems. Cardiac Surgery increased mid-single digits, driven by growth in surgical valves and perfusion systems.

•Coronary & Peripheral Vascular revenue of $584 million decreased 4% as reported and increased 2% organic. Coronary & Renal Denervation increased low-single digits on U.S. share gains from the recent launch of the Onyx Frontier™ drug-eluting stent, despite overall market percutaneous coronary intervention (PCI) procedures remaining flat in developed markets. Earlier this month, the company submitted the final module of the Symplicity Spyral™ renal denervation system premarket approval package to the U.S. Food and Drug Administration. Peripheral Vascular Health increased low-single digits, with growth in vascular embolization, drug-coated balloons, and superficial venous, partially offset by declines in directional atherectomy, peripheral stents, and percutaneous transluminal angioplasty balloons.

Medical Surgical Portfolio
The Medical Surgical Portfolio includes the Surgical Innovations (SI) and the Respiratory, Gastrointestinal & Renal (RGR) divisions. Medical Surgical revenue of $2.070 billion decreased 10% as reported and 3% organic, with a low-double digit decline in RGR and partially offset by low-single digit growth in SI. Excluding the impact of ventilator sales given the increased COVID-19 related demand in the prior year, Medical Surgical revenue decreased 1% organic.

•Surgical Innovations revenue of $1.398 billion decreased 7% as reported and increased 1% organic. Advanced Surgical Instruments decreased low-single digits given expected acute supply chain shortages of raw materials and the impact of China provincial volume-based procurement (VBP) stapling tenders.

These declines were partially offset by strength in Hernia & Wound Management, which increased mid-single digits. In Surgical Robotics, the company received three significant regulatory approvals for its Hugo™ robotic-assisted surgery system: Conformité Européenne (CE) Mark clearance for a general surgery indication, Health Canada license for a general laparoscopic surgery indication, and Ministry of Health, Labor, and Welfare (MHLW) approval for urological and gynecological indications in Japan.

•Respiratory, Gastrointestinal & Renal revenue of $671 million decreased 16% as reported and 11% organic. RGR revenue decreased 5% organic excluding the impact of ventilator sales. Respiratory Interventions decreased mid-twenties, with sales of ventilators declining low-fifties as demand continued to be well below pre-pandemic levels as expected. Patient Monitoring decreased mid-single digits, with expected low-double digit declines in Nellcor™ pulse oximetry products as COVID tailwinds abate, offset by low-double digit growth in Perioperative Complications products. The company announced last month its intention to separate the combined Respiratory Interventions and Patient Monitoring businesses. Gastrointestinal revenue decreased low-single digits given non-emergent procedure softness in the market, including low-double digit declines in Hepatopancreaticobiliary (HPB) products partially offset by low-single digit growth in Chronic and Colorectal products. Renal Care Solutions decreased low-double digits given product availability challenges. Medtronic announced in May its intention to contribute its Renal Care Solutions business into a new, independent kidney care-focused medical device company together with DaVita.

Neuroscience Portfolio
The Neuroscience Portfolio includes the Cranial & Spinal Technologies (CST), Specialty Therapies, and Neuromodulation divisions. Neuroscience revenue of $2.186 billion increased 2% as reported and 5% organic, with a high-single digit increase in Specialty Therapies, a mid-single digit increase in CST, and a flat result year-over-year in Neuromodulation, all on an organic basis.

•Cranial & Spinal Technologies revenue of $1.081 billion increased 1% as reported and 5% organic. Spine & Biologics increased mid-single digits, with mid-teens growth in the United States partially offset by the impact of the China national volume-based procurement (VBP) spine tender. Neurosurgery increased high-single digits, with double digit growth in robotics, navigation, and powered surgical instruments.

•Specialty Therapies revenue of $686 million increased 8% as reported and 9% organic. Neurovascular increased high-single digits, with double digit growth in mechanical thrombectomy, aspiration, flow diversion, and liquid embolic products. Pelvic Health increased low-single digits on continued profitable growth despite competitive pressure. ENT increased high-teens on an organic basis driven by strength in Straightshot™ microdebriders, NIM Vital™ nerve monitoring systems, and StealthStation™ ENT navigation systems.

•Neuromodulation revenue of $419 million decreased 4% as reported and was flat year-over-year organic. Pain Therapies increased mid-single digits, with high-single digit growth in Targeted Drug Delivery and mid-single digit growth in Pain Stim. Interventional decreased mid-single digits on product availability challenges and competitive pressure. Brain Modulation decreased low-single digits, as significant declines of replacement devices were partially offset by increased share of initial implants from the continued adoption of the Percept™ PC deep brain stimulation (DBS) system and SenSight™ directional DBS lead system.

Diabetes
Diabetes revenue of $556 million decreased 5% as reported and increased 3% organic. U.S. revenue declined low-double digits, given the absence of new product approvals. This was offset by mid-teens growth in non-U.S. developed markets and low-double digit growth in emerging markets. International sales were driven by high-teens growth of insulin pumps, low-twenties growth of continuous glucose monitoring (CGM) products, and high-single digit growth in consumable sales.

Guidance
The company today issued revenue growth guidance for the remainder of the fiscal year and updated its fiscal year 2023 EPS guidance range.

The company expects fiscal year 2023 second half revenue growth of 3.5% to 4.0% on an organic basis, an acceleration over the first half. If foreign currency exchange rates as of the beginning of November hold, revenue growth in fiscal year 2023 would be negatively affected by approximately $1.740 billion to $1.840 billion versus the previously stated $1.4 billion to $1.5 billion impact.

The company now expects fiscal year 2023 diluted non-GAAP EPS in the range of $5.25 to $5.30. EPS guidance includes an estimated 18 cent negative impact from foreign currency at rates as of the beginning November.

“We continue to expect organic revenue growth acceleration, with the second half growing faster than the first. However, given a slower pace of market and supply recovery, we’re reducing our revenue expectations for the remainder of the year,” said Karen Parkhill, Medtronic chief financial officer. “On the bottom line, we are driving expense reductions throughout the company to help offset the lower revenue and the effects of cost inflation. We are also committed to investing appropriately for the long-term, allocating capital to our most promising growth drivers and executing tuck-in acquisitions, all designed to reach more patients and create greater value for our shareholders.”

Webcast Information
Medtronic will host a webcast today, November 22, at 8:00 a.m. EST (7:00 a.m. CST) to provide information about its businesses for the public, investors, analysts, and news media. This webcast can be accessed by clicking on the Events icon at

investorrelations.medtronic.com, and this earnings release will be archived at news.medtronic.com. Within 24 hours of the webcast, a replay of the webcast and transcript of the company’s prepared remarks will be available by clicking on the Events icon at investorrelations.medtronic.com.

Medtronic plans to report its fiscal year 2023 third and fourth quarter results on February 21, 2023, and Thursday, May 25, 2023, respectively. Confirmation and additional details will be provided closer to the specific event.

Financial Schedules
The second quarter financial schedules and non-GAAP reconciliations can be viewed by clicking on the Investor Events link at investorrelations.medtronic.com.

About Medtronic
Bold thinking. Bolder actions. We are Medtronic. Medtronic plc, headquartered in Dublin, Ireland, is the leading global healthcare technology company that boldly attacks the most challenging health problems facing humanity by searching out and finding solutions. Our Mission — to alleviate pain, restore health, and extend life — unites a global team of 95,000+ passionate people across 150 countries. Our technologies and therapies treat 70 health conditions and include cardiac devices, surgical robotics, insulin pumps, surgical tools, patient monitoring systems, and more. Powered by our diverse knowledge, insatiable curiosity, and desire to help all those who need it, we deliver innovative technologies that transform the lives of two people every second, every hour, every day. Expect more from us as we empower insight-driven care, experiences that put people first, and better outcomes for our world. In everything we do, we are engineering the extraordinary. For more information on Medtronic (NYSE:MDT), visit www.Medtronic.com and follow @Medtronic on Twitter and LinkedIn.

FORWARD LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties, including risks related to competitive factors, difficulties and delays inherent in the development, manufacturing, marketing and sale of medical products, government regulation and general economic conditions and other risks and uncertainties described in the company’s periodic reports on file with the U.S. Securities and Exchange Commission including the most recent Annual Report on Form 10-K of the company, as filed with the U.S. Securities and Exchange Commission. In some cases, you can identify these statements by forward-looking words or expressions, such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “looking ahead,” “may,” “plan,” “possible,” “potential,” “project,” “should,” “going to,” “will,” and similar words or expressions, the negative or plural of such words or expressions and other comparable terminology. Actual results may differ materially from anticipated results. Medtronic does not undertake to update its forward-looking statements or any of the information contained in this press release, including to reflect future events or circumstances.

NON-GAAP FINANCIAL MEASURES
This press release contains financial measures, including adjusted net income, adjusted diluted EPS, and organic revenue, which are considered “non-GAAP” financial measures under applicable SEC rules and regulations. References to quarterly figures increasing, decreasing or remaining flat are in comparison to fiscal year 2022.

Medtronic management believes that non-GAAP financial measures provide information useful to investors in understanding the company’s underlying operational performance and trends and to facilitate comparisons with the performance of other companies in the med tech industry. Non-GAAP net income and diluted EPS exclude the effect of certain charges or gains that contribute to or reduce earnings but that result from transactions or events that management believes may or may not recur with similar materiality or impact to operations in future periods (Non-GAAP Adjustments). Medtronic generally uses non-GAAP financial measures to facilitate management’s review of the operational performance of the company and as a basis for strategic planning. Non-GAAP financial measures should be considered supplemental to and not a substitute for financial information prepared in accordance with U.S. generally accepted accounting principles (GAAP), and investors are cautioned that Medtronic may calculate non-GAAP financial measures in a way that is different from other companies. Management strongly encourages investors to review the company’s consolidated financial statements and publicly filed reports in their entirety. Starting with the quarter ended April 29, 2022, the company no longer adjusts non-GAAP financial measures for certain license payments for, or acquisitions of, technology not approved by regulators. Historical non-GAAP financial measures have been recast for comparability. Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the financial schedules accompanying this press release.

Medtronic calculates forward-looking non-GAAP financial measures based on internal forecasts that omit certain amounts that would be included in GAAP financial measures. For instance, forward-looking organic revenue growth guidance excludes the impact of foreign currency fluctuations, as well as significant acquisitions or divestitures. Forward-looking diluted non-GAAP EPS guidance also excludes other potential charges or gains that would be recorded as Non-GAAP Adjustments to earnings during the fiscal year. Medtronic does not attempt to provide reconciliations of forward-looking non-GAAP EPS guidance to projected GAAP EPS guidance because the combined impact and timing of recognition of these potential charges or gains is inherently uncertain and difficult to predict and is unavailable without unreasonable efforts. In addition, the company believes such reconciliations would imply a degree of precision and certainty that could be confusing to investors. Such items could have a substantial impact on GAAP measures of financial performance.

-end-

MEDTRONIC PLC
WORLD WIDE REVENUE(1)
(Unaudited)

	SECOND QUARTER						SECOND QUARTER YEAR-TO-DATE
	REPORTED				CONSTANT CURRENCY		REPORTED				CONSTANT CURRENCY
(in millions)	FY23	FY22	Growth	Currency Impact(2)	FY23	Growth(3)	FY23	FY22	Growth	Currency Impact(2)	FY23	Growth(3)
Cardiovascular	$2,773	$2,827	(1.9)%	$(177)	$2,950	4.4%	$5,486	$5,717	(4.0)%	$(315)	$5,801	1.5%
Cardiac Rhythm & Heart Failure	1,431	1,471	(2.7)	(91)	1,522	3.5	2,824	2,954	(4.4)	(162)	2,986	1.1
Structural Heart & Aortic	757	750	0.9	(54)	811	8.1	1,499	1,537	(2.5)	(96)	1,595	3.8
Coronary & Peripheral Vascular	584	606	(3.6)	(32)	616	1.7	1,163	1,226	(5.1)	(57)	1,220	(0.5)
Medical Surgical	2,070	2,299	(10.0)	(149)	2,219	(3.5)	4,071	4,621	(11.9)	(264)	4,335	(6.2)
Surgical Innovations	1,398	1,497	(6.6)	(107)	1,505	0.5	2,736	3,051	(10.3)	(189)	2,925	(4.1)
Respiratory, Gastrointestinal, & Renal	671	802	(16.3)	(42)	713	(11.1)	1,335	1,570	(15.0)	(75)	1,410	(10.2)
Neuroscience	2,186	2,136	2.3	(85)	2,271	6.3	4,301	4,340	(0.9)	(149)	4,450	2.5
Cranial & Spinal Technologies	1,081	1,067	1.3	(35)	1,116	4.6	2,124	2,189	(3.0)	(64)	2,188	—
Specialty Therapies	686	634	8.2	(31)	717	13.1	1,353	1,275	6.1	(53)	1,406	10.3
Neuromodulation	419	435	(3.7)	(18)	437	0.5	824	875	(5.8)	(33)	857	(2.1)
Diabetes	556	585	(5.0)	(47)	603	3.1	1,098	1,157	(5.1)	(80)	1,178	1.8
TOTAL	$7,585	$7,847	(3.3)%	$(457)	$8,042	2.5%	$14,955	$15,835	(5.6)%	$(808)	$15,763	(0.5)%

(1) The data in this schedule has been intentionally rounded to the nearest million and, therefore, may not sum.
(2) The currency impact to revenue measures the change in revenue between current and prior year periods using constant exchange rates.
(3) The three and six months ended October 28, 2022 includes $25 million and $45 million, respectively, of inorganic revenue related to the Intersect ENT acquisition, which is included in the reported results of the Specialty Therapies division of the Neuroscience portfolio. When excluding the impact of currency and the inorganic Intersect ENT revenue for three and six months ended October 28, 2022, revenue increased 2.2 percent organic and declined 0.7 percent organic, respectively.

MEDTRONIC PLC
U.S.(1)(2) REVENUE

	SECOND QUARTER			SECOND QUARTER YEAR-TO-DATE
	REPORTED			REPORTED
(in millions)	FY23	FY22	Growth(3)	FY23	FY22	Growth(3)
Cardiovascular	$1,424	$1,373	3.7%	$2,722	$2,793	(2.5)%
Cardiac Rhythm & Heart Failure	790	761	3.8	1,507	1,530	(1.5)
Structural Heart & Aortic	348	327	6.4	660	674	(2.1)
Coronary & Peripheral Vascular	286	286	—	555	589	(5.8)
Medical Surgical	905	970	(6.7)	1,748	1,959	(10.8)
Surgical Innovations	560	550	1.8	1,069	1,170	(8.6)
Respiratory, Gastrointestinal, & Renal	345	420	(17.9)	679	790	(14.1)
Neuroscience	1,512	1,394	8.5	2,931	2,840	3.2
Cranial & Spinal Technologies	817	749	9.1	1,580	1,544	2.3
Specialty Therapies	403	354	13.8	784	714	9.8
Neuromodulation	291	291	—	567	582	(2.6)
Diabetes	228	261	(12.6)	434	506	(14.2)
TOTAL	$4,069	$3,997	1.8%	$7,835	$8,098	(3.2)%

(1) U.S. includes the United States and U.S. territories.
(2) The data in this schedule has been intentionally rounded to the nearest million and, therefore, may not sum.
(3) The three and six months ended October 28, 2022 includes $25 million and $45 million, respectively, of inorganic revenue related to the Intersect ENT acquisition, which is included in the reported results of the Specialty Therapies division of the Neuroscience portfolio. When excluding the impact of currency and the inorganic Intersect ENT revenue for three and six months ended October 28, 2022, revenue increased 1.2 percent organic and declined 3.8 percent organic, respectively.

MEDTRONIC PLC
WORLD WIDE REVENUE: GEOGRAPHIC (1)(2)
(Unaudited)

	SECOND QUARTER						SECOND QUARTER YEAR-TO-DATE
	REPORTED				CONSTANT CURRENCY		REPORTED				CONSTANT CURRENCY
(in millions)	FY23	FY22	Growth	Currency Impact(3)	FY23	Growth(4)	FY23	FY22	Growth	Currency Impact(3)	FY23	Growth(4)
U.S.	$1,424	$1,373	3.7%	$—	$1,424	3.7%	$2,722	$2,793	(2.5)%	$—	$2,722	(2.5)%
Non-U.S. Developed	802	948	(15.4)	(148)	950	0.2	1,694	1,952	(13.2)	(271)	1,965	0.7
Emerging Markets	546	506	7.9	(28)	574	13.4	1,070	972	10.1	(44)	1,114	14.6
Cardiovascular	2,773	2,827	(1.9)	(177)	2,950	4.4	5,486	5,717	(4.0)	(315)	5,801	1.5
U.S.	905	970	(6.7)	—	905	(6.7)	1,748	1,959	(10.8)	—	1,748	(10.8)
Non-U.S. Developed	719	841	(14.5)	(129)	848	0.8	1,485	1,710	(13.2)	(233)	1,718	0.5
Emerging Markets	446	488	(8.6)	(19)	465	(4.7)	838	951	(11.9)	(30)	868	(8.7)
Medical Surgical	2,070	2,299	(10.0)	(149)	2,219	(3.5)	4,071	4,621	(11.9)	(264)	4,335	(6.2)
U.S.	1,512	1,394	8.5	—	1,512	8.5	2,931	2,840	3.2	—	2,931	3.2
Non-U.S. Developed	382	433	(11.8)	(70)	452	4.4	788	898	(12.2)	(126)	914	1.8
Emerging Markets	292	309	(5.5)	(15)	307	(0.6)	582	602	(3.3)	(23)	605	0.5
Neuroscience	2,186	2,136	2.3	(85)	2,271	6.3	4,301	4,340	(0.9)	(149)	4,450	2.5
U.S.	228	261	(12.6)	—	228	(12.6)	434	506	(14.2)	—	434	(14.2)
Non-U.S. Developed	254	256	(0.8)	(43)	297	16.0	518	519	(0.2)	(76)	594	14.5
Emerging Markets	74	69	7.2	(4)	78	13.0	145	132	9.8	(4)	149	12.9
Diabetes	556	585	(5.0)	(47)	603	3.1	1,098	1,157	(5.1)	(80)	1,178	1.8
U.S.	4,069	3,997	1.8	—	4,069	1.8	7,835	8,098	(3.2)	—	7,835	(3.2)
Non-U.S. Developed	2,157	2,478	(13.0)	(390)	2,547	2.8	4,485	5,079	(11.7)	(705)	5,190	2.2
Emerging Markets	1,359	1,372	(0.9)	(66)	1,425	3.9	2,635	2,658	(0.9)	(101)	2,736	2.9
TOTAL	$7,585	$7,847	(3.3)%	$(457)	$8,042	2.5%	$14,955	$15,835	(5.6)%	$(808)	$15,763	(0.5)%

(1) U.S. includes the United States and U.S. territories. Non-U.S. developed markets include Japan, Australia, New Zealand, Korea, Canada, and the countries of Western Europe. Emerging Markets include the countries of the Middle East, Africa, Latin America, Eastern Europe, and the countries of Asia that are not included in the non-U.S. developed markets, as previously defined.
(2) The data in this schedule has been intentionally rounded to the nearest million and, therefore, may not sum.
(3) The currency impact to revenue measures the change in revenue between current and prior year periods using constant exchange rates.
(4) The three and six months ended October 28, 2022 includes $25 million and $45 million, respectively, of inorganic revenue related to the Intersect ENT acquisition, which is included in the reported results of the Specialty Therapies division of the Neuroscience portfolio. When excluding the impact of currency and the inorganic Intersect ENT revenue for three and six months ended October 28, 2022, revenue increased 2.2 percent organic and declined 0.7 percent organic, respectively.

MEDTRONIC PLC
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three months ended		Six months ended
(in millions, except per share data)	October 28, 2022	October 29, 2021	October 28, 2022	October 29, 2021
Net sales	$7,585	$7,847	$14,955	$15,835
Costs and expenses:
Cost of products sold, excluding amortization of intangible assets	2,535	2,497	5,051	5,095
Research and development expense	676	676	1,368	1,426
Selling, general, and administrative expense	2,617	2,615	5,184	5,163
Amortization of intangible assets	421	431	844	866
Restructuring charges, net	30	10	44	21
Certain litigation charges, net	—	34	—	60
Other operating (income) expense, net	(97)	21	(62)	781
Operating profit	1,404	1,563	2,528	2,422
Other non-operating income, net	(109)	(66)	(192)	(177)
Interest expense	118	136	282	273
Income before income taxes	1,395	1,493	2,438	2,326
Income tax provision	959	176	1,072	240
Net income	435	1,317	1,367	2,086
Net income attributable to noncontrolling interests	(8)	(6)	(10)	(12)
Net income attributable to Medtronic	$427	$1,311	$1,356	$2,074
Basic earnings per share	$0.32	$0.97	$1.02	$1.54
Diluted earnings per share	$0.32	$0.97	$1.02	$1.53
Basic weighted average shares outstanding	1,329.4	1,345.1	1,329.4	1,344.8
Diluted weighted average shares outstanding	1,332.0	1,355.3	1,333.3	1,355.9

The data in this schedule has been intentionally rounded to the nearest million, and, therefore, may not sum.

MEDTRONIC PLC
GAAP TO NON-GAAP RECONCILIATIONS(1)
(Unaudited)

	Three months ended October 28, 2022
(in millions, except per share data)	Net Sales	Cost of Products Sold	Gross Margin Percent	Operating Profit	Operating Profit Percent	Income Before Income Taxes	Net Income Attributable to Medtronic	Diluted EPS	Effective Tax Rate
GAAP	$7,585	$2,535	66.6%	$1,404	18.5%	$1,395	$427	$0.32	68.7%
Non-GAAP Adjustments:
Restructuring and associated costs (2)	—	(21)	0.3	95	1.3	95	76	0.06	20.0
Acquisition-related items (3)	—	(13)	0.2	2	—	2	(6)	—	400.0
(Gain)/loss on minority investments (4)	—	—	—	—	—	(11)	(11)	(0.01)	—
Medical device regulations (5)	—	(22)	0.3	37	0.5	37	30	0.02	18.9
Amortization of intangible assets	—	—	—	421	5.6	421	356	0.27	15.4
RCS impairments / costs (6)	—	—	—	24	0.3	24	24	0.02	4.2
Exit of business (7)	—	(26)	0.3	37	0.5	37	37	0.03	—
Certain tax adjustments, net (8)	—	—	—	—	—	—	793	0.60	—
Non-GAAP	$7,585	$2,454	67.6%	$2,020	26.6%	$1,999	$1,725	$1.30	13.3%
Currency impact	457	150	—	20	(1.2)			0.01
Currency Adjusted	$8,042	$2,604	67.6%	$2,040	25.4%			$1.31

	Three months ended October 29, 2021
(in millions, except per share data)	Net Sales	Cost of Products Sold	Gross Margin Percent	Operating Profit	Operating Profit Percent	Income Before Income Taxes	Net Income Attributable to Medtronic	Diluted EPS	Effective Tax Rate
GAAP	$7,847	$2,497	68.2%	$1,563	19.9%	$1,493	$1,311	$0.97	11.8%
Non-GAAP Adjustments:
Restructuring and associated costs (2)	—	(31)	0.4	77	1.0	77	62	0.05	19.5
Acquisition-related items (3)	—	(5)	0.1	(13)	(0.2)	(13)	(15)	(0.01)	(15.4)
Certain litigation charges	—	—	—	34	0.4	34	30	0.02	11.8
(Gain)/loss on minority investments (4)	—	—	—	—	—	6	6	—	—
Medical device regulations (5)	—	(15)	0.2	24	0.3	24	20	0.01	16.7
Amortization of intangible assets	—	—	—	431	5.5	431	361	0.27	16.0
Certain tax adjustments, net (9)	—	—	—	—	—	—	16	0.01	—
Non-GAAP	$7,847	$2,447	68.8%	$2,116	27.0%	$2,052	$1,792	$1.32	12.4%
See description of non-GAAP financial measures contained in the press release dated November 22, 2022.
(1)The data in this schedule has been intentionally rounded to the nearest million or $0.01 for EPS figures, and, therefore, may not sum.
(2)Associated costs include costs incurred as a direct result of the restructuring program, such as salaries for employees supporting the program and consulting expenses.
(3)The charges primarily include business combination costs and changes in fair value of contingent consideration.
(4)We exclude unrealized and realized gains and losses on our minority investments as we do not believe that these components of income or expense have a direct correlation to our ongoing or future business operations.
(5)The charges represent incremental costs of complying with the new European Union (E.U.) medical device regulations for previously registered products and primarily include charges for contractors supporting the project and other direct third-party expenses. We consider these costs to be duplicative of previously incurred costs and/or one-time costs, which are limited to a specific time period.
(6)The charges predominantly include impairments related to changes in the carrying amount of the disposal group and other associated costs, as a result of the anticipated sale of half of the Company's Renal Care Solutions (RCS) business related to the May 25, 2022 agreement with DaVita Inc.
(7)The charges relate to the exit of a business and are primarily comprised of inventory write-downs.
(8)The charge primarily relates to a $764 million reserve adjustment that was a direct result of the U.S. Tax Court opinion, issued on August 18, 2022, on the previously disclosed litigation regarding the allocation of income between Medtronic, Inc. and its wholly owned subsidiary operating in Puerto Rico.
(9)The charge includes the amortization on previously established deferred tax assets from intercompany intellectual property transactions.

MEDTRONIC PLC
GAAP TO NON-GAAP RECONCILIATIONS(1)
(Unaudited)

	Six months ended October 28, 2022
(in millions, except per share data)	Net Sales	Cost of Products Sold	Gross Margin Percent	Operating Profit	Operating Profit Percent	Income Before Income Taxes	Net Income attributable to Medtronic	Diluted EPS	Effective Tax Rate
GAAP	$14,955	$5,051	66.2%	$2,528	16.9%	$2,438	$1,356	$1.02	44.0%
Non-GAAP Adjustments:
Restructuring and associated costs (2)	—	(41)	0.3	171	1.1	171	136	0.10	20.5
Acquisition-related items (3)	—	(24)	0.2	38	0.3	38	23	0.02	36.8
(Gain)/loss on minority investments (4)	—	—	—	—	—	(15)	(15)	(0.01)	—
Medical device regulations (5)	—	(40)	0.3	70	0.5	70	56	0.04	20.0
Amortization of intangible assets	—	—	—	844	5.6	844	715	0.54	15.3
RCS impairments / costs (6)	—	—	—	99	0.7	99	97	0.07	2.0
Debt redemption premium and other charges (7)	—	—	—	—	—	53	42	0.03	20.8
Exit of business (8)	—	(26)	0.2	37	0.2	37	37	0.03	—
Certain tax adjustments, net (9)	—	—	—	—	—	—	780	0.59	—
Non-GAAP	$14,955	$4,921	67.1%	$3,785	25.3%	$3,733	$3,226	$2.42	13.3%
Currency impact	808	232	0.2	71	(0.8)			0.04
Currency Adjusted	$15,763	$5,153	67.3%	$3,856	24.5%			$2.46

	Six months ended October 29, 2021
(in millions, except per share data)	Net Sales	Cost of Products Sold	Gross Margin Percent	Operating Profit	Operating Profit Percent	Income Before Income Taxes	Net Income attributable to Medtronic	Diluted EPS	Effective Tax Rate
GAAP	$15,835	$5,095	67.8%	$2,422	15.3%	$2,326	$2,074	$1.53	10.3%
Non-GAAP Adjustments:
Restructuring and associated costs (2)	—	(64)	0.4	159	1.0	159	128	0.09	19.5
Acquisition-related items (3)	—	(9)	0.1	6	—	6	3	—	50.0
Certain litigation charges	—	—	—	60	0.4	60	51	0.04	15.0
(Gain)/loss on minority investments (4)	—	—	—	—	—	(25)	(22)	(0.02)	—
Medical device regulations (5)	—	(26)	0.2	45	0.3	45	36	0.03	20.0
Amortization of intangible assets	—	—	—	866	5.5	866	728	0.54	16.1
MCS impairments / costs (10)	—	(58)	0.4	726	4.6	726	564	0.42	22.3
Certain tax adjustments, net (11)	—	—	—	—	—	—	69	0.05	—
Non-GAAP (1)	$15,835	$4,938	68.8%	$4,284	27.1%	$4,163	$3,629	$2.68	12.6%
See description of non-GAAP financial measures contained in the press release dated November 22, 2022.
(1)The data in this schedule has been intentionally rounded to the nearest million or $0.01 for EPS figures, and, therefore, may not sum. Starting with the quarter ended April 29, 2022, the Company will no longer adjust non-GAAP financial measures for certain license payments for, or acquisitions of, technology not approved by regulators due to recent industry guidance from the U.S. Securities and Exchange Commission. Historical non-GAAP financial measures presented in our earnings release have been recast for comparability.
(2)Associated costs include costs incurred as a direct result of the restructuring program, such as salaries for employees supporting the program and consulting expenses.
(3)The charges primarily include business combination costs and changes in fair value of contingent consideration.
(4)We exclude unrealized and realized gains and losses on our minority investments as we do not believe that these components of income or expense have a direct correlation to our ongoing or future business operations.
(5)The charges represent incremental costs of complying with the new European Union (E.U.) medical device regulations for previously registered products and primarily include charges for contractors supporting the project and other direct third-party expenses. We consider these costs to be duplicative of previously incurred costs and/or one-time costs, which are limited to a specific time period.
(6)The charges predominantly include non-cash pre-tax impairments, primarily related to goodwill, and other associated costs, as a result of the anticipated sale of half of the Company's Renal Care Solutions (RCS) business related to the May 25, 2022 agreement with DaVita Inc.
(7)The charges relate to the early redemption of approximately $2.3 billion of debt and were recorded within interest expense within the consolidated statements of income.
(8)The charges relate to the exit of a business and are primarily comprised of inventory write-downs.
(9)The charge primarily relates to a $764 million reserve adjustment that was a direct result of the U.S. Tax Court opinion, issued on August 18, 2022, on the previously disclosed litigation regarding the allocation of income between Medtronic, Inc. and its wholly owned subsidiary operating in Puerto Rico.
(10)The charges relate to the Company’s June 2021 decision to stop the distribution and sale of the Medtronic HVAD System within the Mechanical Circulatory Support Operating Unit (MCS). The charges included $515 million of non-cash impairments, primarily related to $409 million of intangible asset impairments, as well as $211 million for commitments and obligations in connection with the decision, including customer support obligations, restructuring, and other associated costs. Medtronic is committed to serving the needs of patients currently implanted with the HVAD System.
(11)The charge is associated with a change in the company’s permanently reinvestment assertion on certain historical earnings and the amortization on previously established deferred tax assets from intercompany intellectual property transactions.

MEDTRONIC PLC
GAAP TO NON-GAAP RECONCILIATIONS(1)
(Unaudited)

	Three months ended October 28, 2022
(in millions)	Net Sales	SG&A Expense	SG&A Expense as a % of Net Sales	R&D Expense	R&D Expense as a % of Net Sales	Other Operating Expense (Income), net	Other Operating Expense, net as a % of Net Sales	Other Non-Operating (Income) Expense, net
GAAP	$7,585	$2,617	34.5%	$676	8.9%	$(97)	(1.3)%	$(109)
Non-GAAP Adjustments:
Restructuring and associated costs (2)	—	(43)	(0.6)	(2)	—	—	—	—
Acquisition-related items (3)	—	—	—	—	—	11	0.1	—
Medical device regulations (4)	—	(1)	—	(15)	(0.2)	—	—	—
RCS impairments / costs (5)	—	(9)	(0.1)	—	—	(15)	(0.2)	—
Gain/(loss) on minority investments (6)	—	—	—	—	—	—	—	11
Exit of business (7)	—	—	—	—	—	(11)	(0.1)	—
Non-GAAP	$7,585	$2,563	33.8%	$659	8.7%	$(112)	(1.5)%	$(98)
Currency impact	457	132	(0.3)	13	(0.3)	142	1.9	(4)
Currency Adjusted	$8,042	$2,695	33.5%	$672	8.4%	$30	0.4%	$(102)

	Six months ended October 28, 2022
(in millions)	Net Sales	SG&A Expense	SG&A Expense as a % of Net Sales	R&D Expense	R&D Expense as a % of Net Sales	Other Operating Expense (Income), net	Other Operating Expense, net as a % of Net Sales	Other Non-Operating (Income) Expense, net
GAAP	$14,955	$5,184	34.7%	$1,368	9.1%	$(62)	(0.4)%	$(192)
Non-GAAP Adjustments:
Restructuring and associated costs (2)	—	(85)	(0.6)	(2)	—	—	—	—
Acquisition-related items (3)	—	—	—	—	—	(13)	(0.1)	—
Medical device regulations (4)	—	(1)	—	(29)	(0.2)	—	—	—
RCS impairments / costs (5)	—	(16)	(0.1)	—	—	(82)	(0.5)	—
Gain/(loss) on minority investments (6)	—	—	—	—	—	—	—	15
Exit of business (7)	—	—	—	—	—	(11)	(0.1)	—
Non-GAAP	$14,955	$5,081	34.0%	$1,337	8.9%	$(169)	(1.1)%	$(177)
Currency impact	808	227	(0.3)	22	(0.3)	256	1.7	(6)
Currency Adjusted	$15,763	$5,308	33.7%	$1,359	8.6%	$87	0.6%	$(183)
See description of non-GAAP financial measures contained in the press release dated November 22, 2022.
(1)The data in this schedule has been intentionally rounded to the nearest million, and, therefore, may not sum.
(2)Associated costs include costs incurred as a direct result of the restructuring program, such as salaries for employees supporting the program and consulting expenses.
(3)The charges primarily include business combination costs and changes in fair value of contingent consideration.
(4)The charges represent incremental costs of complying with the new European Union (E.U.) medical device regulations for previously registered products and primarily include charges for contractors supporting the project and other direct third-party expenses. We consider these costs to be duplicative of previously incurred costs and/or one-time costs, which are limited to a specific time period.
(5)The charges predominantly include non-cash pre-tax impairments, primarily related to goodwill, and other associated costs, as a result of the anticipated sale of half of the Company's Renal Care Solutions (RCS) business related to the May 25, 2022 agreement with DaVita Inc.
(6)We exclude unrealized and realized gains and losses on our minority investments as we do not believe that these components of income or expense have a direct correlation to our ongoing or future business operations.
(7)Associated costs related to the exit of a business.

MEDTRONIC PLC
GAAP TO NON-GAAP RECONCILIATIONS(1)
(Unaudited)

	Six months ended	Six months ended
(in millions)	October 28, 2022	October 29, 2021
Net cash provided by operating activities	$2,005	$3,061
Additions to property, plant, and equipment	(749)	(649)
Free Cash Flow (2)	$1,256	$2,412
See description of non-GAAP financial measures contained in the press release dated November 22, 2022.
(1)The data in this schedule has been intentionally rounded to the nearest million, and, therefore, may not sum.
(2)Free cash flow represents operating cash flows less property, plant, and equipment additions.

MEDTRONIC PLC
CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in millions)	October 28, 2022	April 29, 2022
ASSETS
Current assets:
Cash and cash equivalents	$4,828	$3,714
Investments	6,602	6,859
Accounts receivable, less allowances and credit losses of $203 and $230, respectively	5,626	5,551
Inventories, net	5,055	4,616
Other current assets	3,287	2,318
Total current assets	25,398	23,059
Property, plant, and equipment	13,497	13,365
Accumulated depreciation	(8,199)	(7,952)
Property, plant, and equipment, net	5,298	5,413
Goodwill	40,417	40,502
Other intangible assets, net	15,655	15,595
Tax assets	3,350	3,403
Other assets	3,124	3,008
Total assets	$93,241	$90,981
LIABILITIES AND EQUITY
Current liabilities:
Current debt obligations	$5,864	$3,742
Accounts payable	2,198	2,276
Accrued compensation	1,721	2,121
Accrued income taxes	651	704
Other accrued expenses	4,031	3,551
Total current liabilities	14,465	12,394
Long-term debt	20,753	20,372
Accrued compensation and retirement benefits	1,048	1,113
Accrued income taxes	2,614	2,087
Deferred tax liabilities	871	884
Other liabilities	1,435	1,410
Total liabilities	41,184	38,260
Commitments and contingencies
Shareholders’ equity:
Ordinary shares— par value $0.0001, 2.6 billion shares authorized, 1,330,148,578 and 1,330,743,395 shares issued and outstanding, respectively	—	—
Additional paid-in capital	24,442	24,566
Retained earnings	29,799	30,250
Accumulated other comprehensive loss	(2,361)	(2,265)
Total shareholders’ equity	51,880	52,551
Noncontrolling interests	177	171
Total equity	52,057	52,722
Total liabilities and equity	$93,241	$90,981

The data in this schedule has been intentionally rounded to the nearest million, and, therefore, may not sum.

MEDTRONIC PLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six months ended
(in millions)	October 28, 2022	October 29, 2021
Operating Activities:
Net income	$1,367	$2,086
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,339	1,347
Provision for credit losses	41	34
Deferred income taxes	(92)	(78)
Stock-based compensation	199	209
Loss on debt extinguishment	53	—
MCS asset impairment and inventory write-down	—	515
Other, net	148	130
Change in operating assets and liabilities, net of acquisitions and divestitures:
Accounts receivable, net	(346)	(171)
Inventories, net	(784)	(156)
Accounts payable and accrued liabilities	(14)	(446)
Other operating assets and liabilities	94	(409)
Net cash provided by operating activities	2,005	3,061
Investing Activities:
Acquisitions, net of cash acquired	(1,867)	(91)
Additions to property, plant, and equipment	(749)	(649)
Purchases of investments	(3,743)	(5,311)
Sales and maturities of investments	3,609	4,637
Other investing activities, net	19	(79)
Net cash used in investing activities	(2,731)	(1,493)
Financing Activities:
Change in current debt obligations, net	349	—
Proceeds from short-term borrowings (maturities greater than 90 days)	2,284	—
Issuance of long-term debt	3,430	—
Payments on long-term debt	(2,311)	(1)
Dividends to shareholders	(1,807)	(1,693)
Issuance of ordinary shares	153	274
Repurchase of ordinary shares	(477)	(744)
Other financing activities	443	(46)
Net cash provided by (used in) financing activities	2,064	(2,210)
Effect of exchange rate changes on cash and cash equivalents	(223)	(51)
Net change in cash and cash equivalents	1,114	(693)
Cash and cash equivalents at beginning of period	3,714	3,593
Cash and cash equivalents at end of period	$4,828	$2,900

Supplemental Cash Flow Information
Cash paid for:
Income taxes	$821	$615
Interest	234	280

The data in this schedule has been intentionally rounded to the nearest million, and, therefore, may not sum.